Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF DESIGNATION OF 12% REDEEMABLE PREFERRED STOCK

OF

MCDERMOTT INTERNATIONAL, INC.

MCDERMOTT INTERNATIONAL, INC., a corporation incorporated and existing under the laws of the Republic of Panama (the “Corporation”), in accordance with the provisions of Section III, Article 20 of Law 32 of February 26, 1927 on Corporations of the Republic of Panama, does hereby certify:

That pursuant to the authority contained in Article Three of the Amended and Restated Articles of Incorporation, as amended, of the Corporation, the Board of Directors of the Corporation duly approved and adopted on October 20, 2019 the following resolutions amending the Certificate of Designation of the 12% Redeemable Preferred Stock as originally filed on October 30, 2018, as amended by that certain Certificate of Amendment thereto, dated October 24, 2019, in accordance with the provisions of the Corporation Law of Panama, Law 32 of February 26, 1927, which resolutions remain in full force and effect on the date hereof:

RESOLVED, that, capitalized terms not defined herein are defined in the Certificate of Designation dated October 30, 2018, as amended by that certain Certificate of Amendment thereto dated October 24, 2019 (such date, the “First Amendment Date”).

FURTHER RESOLVED, that, pursuant to the authority vested in the Board of Directors of McDermott International, Inc., a Panamanian corporation (the “Corporation”), in accordance with the provisions of the Amended and Restated Articles of Incorporation, as amended (the “Articles”), of the Corporation, that, Section 4(b)(vi) of the Certificate of Designations is hereby amended and restated in its entirety to read as follows:

(vi) the incurrence, creation, assumption or guarantee of any Indebtedness (as defined in the Current Credit Agreement, as amended by the amendments thereto entered into on October 21, 2019, without any further amendments, modifications or supplements thereto, the “Amended Current Credit Agreement” and, in all cases as used in this clause (vi) (excluding any Warrants (as defined in the Superpriority Credit Agreement as in effect on October 21, 2019) issued pursuant to Sections 7.18 and 7.19 of the Superpriority Credit Agreement classified as liabilities) that would cause the Leverage Ratio as of the date on which such Indebtedness is incurred, created, assumed or guaranteed to exceed (1) on or after October 1, 2019 but prior to January 1, 2020, 4.44 to 1.00, (2) on or after January 1, 2020 but prior to January 1, 2021, 4.17 to 1.00, (3) on or after January 1, 2021 but prior to January 1, 2022, 3.89 to 1.00, (4) on or after January 1, 2022, 3.61 to 1.00, in each case after giving pro forma effect to such incurrence, creation, assumption or guarantee and the application of the proceeds thereof; provided that, notwithstanding the foregoing, any incurrence, creation, assumption or guarantee of any Indebtedness constituting (A) any Revolving Borrowing (as defined in the Amended Current Credit Agreement) up to the Revolving Commitment under the Amended Current Credit Agreement as of the First Amendment Date, (B) any LC Facility Outstandings (as defined in the Amended Current Credit Agreement) up to the LC Facility Commitment (as defined in the Amended Current Credit Agreement) under the Amended Current Credit Agreement as of the First Amendment Date, (C) any Letter of Credit Obligations (as defined in the LC Facility) up to the Commitment under the Amended Current Credit Agreement as of the First Amendment Date and (D) (1) any Revolving Outstandings (as defined in the Superpriority Credit Agreement as in effect on October 21, 2019) up to an aggregate principal amount equal to the Letter of Credit Issuer Commitment (as defined in the Superpriority Credit Agreement as in effect on October 21, 2019) available to the Company on or prior to the Tranche B Funding Date (as defined in the Superpriority Credit Agreement as in effect on October 21, 2019) plus the aggregate amount of Letter of Credit Issuer Obligations (as defined in the Superpriority Credit Agreement as in effect on October 21, 2019) available to the Company on or prior to the Tranche B Funding Date and (2) Tranche A Term Loans and Tranche B Term Loans (each, as defined in the Superpriority Credit Agreement as in effect on October 21, 2019) up to the Tranche A Term Commitment and the Tranche B Term Commitment (each, as defined in the Superpriority Credit Agreement), respectively, available to the Company on or prior to the Tranche B Funding Date (the items in the foregoing clauses (A) through (D), “Excluded Debt”) shall not be subject to the requirements of this Section 4(b)(vi), provided further, for the avoidance of doubt, that, any future calculation of the Leverage Ratio pursuant to this Section 4(b)(vi), other than with respect to the issuance and incurrence of Excluded Debt, shall include the amount of Excluded Debt outstanding at such time.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Second Certificate of Amendment to Certificate of Designation to be executed in its corporate name this 2nd day of December, 2019.

MCDERMOTT INTERNATIONAL, INC.

By:	/s/ John M. Freeman

Name:	John M. Freeman

Title:	Executive Vice President, Chief Legal Officer
and Corporate Secretary

[Signature Page to Certificate of Amendment to Certificate of Designation]